Exhibit 1.1

English translation. The official document is in Swedish. ARTICLES OF ASSOCIATION OF AKTIEBOLAGET SVENSK EXPORTKREDIT (Swedish Export Credit Corporation) § 1 The Name The name of the Company is Aktiebolaget Svensk Exportkredit and, in the English language, Swedish Export Credit Corporation. The Company is public (publ). The Company is a credit market company in accordance with the Banking and Financing Business Act (2004:297) (Sw. lagen (2004:297) om bank- och finansieringsrörelse) and is under the supervision of the Financial Supervisory Authority. § 2 The venue of the Board of Directors The venue of the Board of Directors shall be Stockholm. § 3 Activities of the Company The objective of the Company shall be to engage, on commercial grounds, in Swedish and international financing activities in accordance with the Banking and Financing Business Act (2004:297) in order to promote activities of Swedish interest, directly or indirectly related to Swedish export industry including Swedish infrastructure, and further to otherwise strengthen the internationalization and competiveness of the Swedish industry. The term “financing activities” means primarily; 1. borrowing funds, for example by accepting deposits from the general public or issuing bonds or other comparable debt instruments; 2. granting and intermediating loans, for example in the form of loans secured by charges over real property or claims; 3. otherwise participating in financing, for example by acquiring claims and leasing movable assets; 4. issuing guarantees and assume similar obligations; 5. participating in the issuance of securities; 6. providing of advice in relation to mentioned activities; 7. holding of and conduct trading in securities; 8. acquisition of real and movable assets to the extent deemed necessary for the Company’s business and, when deemed necessary in order to protect the Company’s claims; 9. engage in investment services and activities in accordance with the Securities Market Act (2007:528) (Sw. lagen (2007.528) om Värdepappersmarknaden); Page 1 of 2

English translation. The official document is in Swedish. 10. and conducting other business which is in accordance with the above activities. § 4 Share capital The share capital of the Company shall not be less than Swedish kronor one thousand five hundred million (1,500,000,000) and not more than Swedish kronor six thousand million (6,000,000,000). § 5 Number of shares The minimum number of shares shall be one million five hundred thousand (1,500,000) and the maximum number of shares shall be six million (6,000,000). § 6 Board of Directors and auditors The Board of Directors of the Company shall, where appointed by a General Meeting, consist of not less than six (6) and not more than eight (8) directors. No deputy directors shall be appointed. The chairman of the Board of Directors shall be elected by a General Meeting. In the event the term of office of the chairman is terminated prematurely, the Board of Directors shall elect one of the directors as its chairman for the term until a new chairman has been appointed by a General Meeting. The Company shall have one (1) or two (2) authorized public accountants with or without one (1) or two (2) deputy public accountants, or a registered public accounting company as auditor. § 7 Notices convening a General Meeting Notices convening the Annual General Meeting or a General Meeting, at which the meeting shall deal with an amendment of the Articles of Association, shall be issued not earlier than six (6) weeks and not later than four (4) weeks prior to the meeting. Notices convening a General Meeting, in cases other than those set forth in the preceding sentence, shall be issued not earlier than six (6) weeks and not later than three (3) weeks prior to the meeting. Notices convening a General Meeting, shall be sent by letter to the shareholder and be published in Post- och Inrikes Tidningar and on the Company’s webpage. At the time of publishing the notices, an announcement stating that notices convening a General Meeting have been provided, shall be published in Svenska Dagbladet. § 8 Financial Year The Company’s financial year shall be the calender year. § 9 Member of the Riksdag participating in a General Meeting In the event the Company has more than fifty (50) employees, after notifying the Board of Directors members of the Parliament (Sw. Riksdagen) are entitled to participate and raise questions at the General Meeting. Such notifications should be received by the Board of Directors one (1) week in advance. Notices convening a General Meeting shall be posted to the Central Bureau of the Parliament in connection with convening such General Meeting. The Articles of Association have been approved by the Annual General Meeting on April 28, 2014, and have been approved by the Financial Supervisory Authority on July 3, 2014. Page 2 of 2